CORELOGIC NAMES NEW INDEPENDENT DIRECTOR
Irvine, Calif., June 25, 2019 - CoreLogic (NYSE: CLGX), a leading global property information, analytics and data-enabled solutions provider, today announced that its Board of Directors has expanded the size of the Board from eleven directors to twelve directors and elected banking, housing finance and public policy leader J. Michael Shepherd to the Board, effective June 21, 2019.
Chairman of the Board Paul Folino commented, “We are very pleased to add Michael Shepherd to CoreLogic’s Board of Directors. Michael brings a powerful combination of public service, regulatory, and financial and housing policy experience as well as top-tier commercial and retail banking leadership to our already strong and diverse Board. Over his career, Michael held senior leadership positions at several of the nation’s leading banks including his long and successful tenure as CEO of Bank of the West. In addition, Michael demonstrated important leadership in the public sector where he held high level positions at the Federal level including the OCC and the White House. The perspectives gained in these important roles will make an important contribution to the Board’s oversight of CoreLogic. We are honored to welcome Michael to our Board.”
Mr. Shepherd, 63, is currently the Chairman of Bank of the West. He served as Chairman and Chief Executive Officer of Bank of the West from 2008 to 2016, prior to which he served in the roles of President, Chief Administrative Officer and General Counsel. Before joining Bank of the West, Mr. Shepherd served as General Counsel of The Bank of New York Company, Inc. and of Shawmut National Corporation. Mr. Shepherd’s public sector appointments include Senior Deputy Comptroller of the Currency, Associate Counsel to the President of the United States and Deputy Assistant Attorney General.
Mr. Shepherd is a director of the Pacific Mutual Holdings (the parent of the Pacific Life Insurance Company) and BNP Paribas USA. He is a member of the Council on Foreign Relations, as well as the Advisory Boards of FTV Capital and Promontory Interfinancial Network. Mr. Shepherd is also a member of the Business Executive Council of the University of California, and formerly served as a Member and President of the Federal Advisory Council of the Federal Reserve Board and the FDIC Advisory Committee on Economic Inclusion. He is a graduate of Stanford University and the University of Michigan Law School.
About CoreLogic
CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, acquire and protect their homes. For more information, please visit www.corelogic.com.
CORELOGIC and the CoreLogic logo are trademarks of CoreLogic, Inc. and/or its subsidiaries.

Media Contact
Chad Yoshinaka
Corporate Communications
CoreLogic
newsmedia@corelogic.com